SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2015

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2015, the Board of Directors of Selectica, Inc. (the “Company”) appointed Mr. John Nolan as Chief Financial Officer of the Company, replacing Mr. Todd Spartz, who resigned as Chief Financial Officer and Secretary on October 7, 2015.

Prior to joining the Company, Mr. Nolan was the President of Quadel Consulting Corporation since 2013. Mr. Nolan joined Quadel Consulting Corporation in 2006 and previously served as its Executive Vice President, Chief Financial Officer, Chief Operating Officer and Vice President. Prior to joining Quadel, Mr. Nolan held various senior management positions with MCI Inc., including Vice President of Corporate Finance for MCI Telecommunications Inc. and Vice President of Corporate Finance for the MCI Group. He was responsible for planning, segment reporting, and profitability modeling for the $21 billion company, and led MCI's restructuring efforts by creating the financial plan of reorganization. During his fifteen-year tenure at MCI, he also oversaw the purchase and integration of several companies and held various other accounting and finance management positions. Prior to joining MCI, he held accounting positions at IBM, where he worked from 1988 to 1990. Mr. Nolan has spoken on financial leadership and cost analysis at Chief Financial Officer Magazine, Better Management Live and IDC conferences. The costing systems he put in place at MCI received the 2004 Enterprise Intelligence award from the software company SAS. Mr. Nolan has a Bachelor’s degree in Management from Tulane University and a Master’s degree in Business Administration from the University of Texas at Austin. Mr. Nolan earned his CPA license in Virginia.

In connection with his appointment as Chief Financial Officer of the Company, on October 7, 2015, the Company entered into an employment offer letter and a severance agreement with Mr. Nolan. The employment offer letter provides for an annual salary of $250,000 and provides that Mr. Nolan will be eligible to be considered for an annual incentive bonus of up to $75,000 based on criteria to be established by the Company’s Chief Executive Officer. The severance agreement provides that if Mr. Nolan’s employment is terminated by the Company without Cause or by Mr. Nolan for Good Reason, in each case within 12 months following a Change in Control of the Company (as each such term is defined in the severance agreement), the Company will be required to pay Mr. Nolan severance benefits equal to his then-existing base salary and the employer portion of Mr. Nolan’s monthly health insurance premium for a period of 12 months following his separation from service, less applicable withholdings and deductions and subject to Mr. Nolan signing a general release of claims. If Mr. Nolan’s employment is terminated by the Company without Cause prior to a Change in Control, the Company will be required to pay Mr. Nolan severance benefits equal to his then-existing base salary and the employer portion of Mr. Nolan’s monthly health insurance premium for a period of 6 months following his separation from service, less applicable withholdings and deductions and subject to Mr. Nolan signing a general release of claims. Copies of the employment offer letter and the severance agreement are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference into this Item.

Mr. Nolan will also be granted a non-qualified option to purchase 100,000 shares of the Company’s common stock, exercisable for 10 years, subject to vesting over a 48-month period, with one quarter (1/4) of the option shares vesting after 12 months of continuous service from Mr. Nolan’s start date, and the remaining option shares vesting in equal monthly installments over the following 36 months of continuous service to the Company. Under the terms of his severance agreement, the option shares would vest in full if Mr. Nolan’s service to the Company is terminated by the Company without Cause or by him for Good Reason within 12 months following a Change in Control. The option will be granted as an inducement grant outside of the Company’s 2015 Equity Incentive Plan in reliance on NASDAQ Listing Rule 5635(c)(4).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter of Employment, dated as of October 7, 2015, by and between Selectica, Inc. and John Nolan.

10.2	Severance Agreement, dated as of October 7, 2015, by and between Selectica, Inc. and John Nolan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2015

SELECTICA, INC.

	By:	/s/ Patrick Stakenas
	Name:	Patrick Stakenas
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter of Employment, dated as of October 7, 2015, by and between Selectica, Inc. and John Nolan.

10.2	Severance Agreement, dated as of October 7, 2015, by and between Selectica, Inc. and John Nolan.